MAGIC LANTERN

Magic Lantern Group Announces Initial Completion of $1.1 Million Private Placement of Debentures

$1.1 Million Completed of a $2 Million Total Offering

New York, New York, - September 16, 2003. Magic Lantern Group, Inc. (AMEX:GML), a leading North American distributor of educational video content, and e-learning delivery via the Internet with licensing operations in Canada and the U.S., announced today that it has raised gross proceeds of $1.1 million USD through the completion of an offering of secured debentures (the "Debenture") in the form of a Promissory Note, collateralized by freely trading common shares (the "Common Shares") and common share purchase warrants (the "Warrants"). The Company is currently negotiating to issue additional promissory notes in the amount of $900,000 USD, in the next two weeks, under the same terms.

" In speaking with some of Magic Lantern's key partners and customers, I concluded that the Company is well positioned to capitalize on the expanding market for online learning resources with the expected Fall 2003 launch of its revolutionary internet based e-learning technologies, and our latest investors understand this vision," commented Bob Goddard, newly appointed CEO of the Company. "We believe that the Company's 27 years of success in distributing learning video content, together with it's new and innovative digital learning video technologies in the form of Tutorbuddy™ and Magic Lantern InSite, positions the company for increased revenue growth, profitability and strong cash flow."

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc. (AMEX:GML) is a leading North American distributor of educational resources with licensing operations in several markets. Through its learning video and technology business, the company is a respected source of video product for over 10,000 schools, colleges, universities and public libraries throughout Canada. In addition to distributing more than 40,000 educational video titles from over 300 world-renowned producers including Disney, Schlessinger Media, CTV, Discovery School, & Dorling Kindersley, Magic Lantern has developed the world benchmark standard for search and delivery of online video as "video objects" for learning use. Its Magic Lantern InSite platform, a proprietary solution for delivering learning video content via the Internet, represents the newest features and advanced controls in the technological evolution begun by Magic Lantern when it supplied the original toolset underlying the launch of online library services in Singapore and United Streaming in the US, the first entries into online learning video for schooling. For more information, please visit www.magiclanterngroup.com.

For Corporate Information, Please Contact:
 Magic Lantern Group, Inc.
Shane Hilkowitz
Controller
Ph: (905) 827-2755 ext.425
E-mail: shilkowitz@magiclantern.ca

For Investor Relations, Please Contact:
 Vantage Point Capital
Deborah Bayne
Ph (905) 681-0393 or (800) 580-4382
E-mail: dbayne@vantagepointcapital.com

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the reform act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainty, uncertainties relating to economic issues and competition. Reference is made to all of the Company's SEC filings, including the Company's Reports on Forms 10K, 10Q and other periodic reports.